Exhibit 99.1

CONTACTS: Thomas A. Sterken, Esq., Registered Agent (206) 623-1900	NEWS RELEASE

Horizon Financial Corp. Announces FDIC Receivership
 of its Bank Subsidiary, Horizon Bank

BELLINGHAM, WA – January 8, 2010 – Horizon Financial Corp. (NASDAQ GS: HRZB), the bank holding company for Horizon Bank ("Bank"), announced today that on Friday, January 8, 2010, Horizon Bank, the wholly-owned subsidiary of the Company, was closed by the State of Washington, Department of Financial Institutions, Division of Banks.  The Federal Deposit Insurance Corporation was appointed as receiver of the Bank.  Customers who have questions about the foregoing matters, or who would like more information can visit the FDIC’s website located at http://www.fdic.gov  or call the FDIC toll-free at 1-888-206-4662.

The Company also announced that on January 8, 2010, immediately following the closure of the Bank, all of the directors of Horizon Bank resigned from its board. In addition, Richard P. Jacobson resigned as President and Chief Executive Officer and from the Board of Directors of Horizon Financial Corp. V. Lawrence Evans, the Chairman of the Board of Directors of Horizon Financial Corp., has agreed to serve as President and Chief Executive Officer of the Company.

The Company’s shares of Horizon Bank were its principal asset, and as a result of the Bank’s closure, the Company will either be dissolved and liquidated by its board of directors or file a Chapter 7 bankruptcy proceeding for liquidation.

Any questions should be directed to Thomas A. Sterken, Esq., of Keller Rohrback LLP, the Registered Agent of Horizon Financial Corp. as indicated below.

Contact:
Thomas A. Sterken, Esq.
Keller Rohrback LLP
Registered Agent of Horizon Financial Corp
1201 3rd Avenue, Suite 3200
Seattle, WA  98101
(206) 623-1900